Sub-Item 77I: Terms of New or Amended Securities

Effective September 6, 2016, the Goldman Sachs TreasuryAccess 0-1 Year ETF (the "Fund") commenced offering shares ("Shares"). The terms of the Shares for the Fund are described in Post-Effective Amendment No. 26 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on August 16, 2016 (Accession No. 0001193125-16-682932), which is incorporated herein by reference.

Effective November 1, 2016, the Goldman Sachs Hedge Industry VIP ETF (the "Fund") commenced offering shares ("Shares"). The terms of the Shares for the Fund are described in Post-Effective Amendment No. 20 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on July 21, 2016 (Accession No. 0001193125-16-653561), which is incorporated herein by reference.